Exhibit 99.1

Hanger Announces Appointment of Richard Pettingill to Board of Directors

AUSTIN, Texas, February 10, 2014 — Hanger, Inc. (NYSE: HGR) today announced that its Board of Directors elected Richard Pettingill, retired President and Chief Executive Officer of Allina Hospitals and Clinics, a large network of  healthcare providers in Minnesota, to the Hanger Board as a director effective February 6, 2014.  Mr. Pettingill qualifies as an independent director under applicable New York Stock Exchange listing standards.

“Dick is a proven leader in the healthcare industry with great success in growing revenue and adapting to the changing healthcare landscape,” Hanger President and CEO Vinit Asar said.  “As the former CEO of a major integrated care delivery organization and a member of other public company boards, Dick brings decades of experience in corporate governance, operations, and business development, as well as an astute understanding of the customer and provider perspectives.  He will be a valuable addition to Hanger’s Board of Directors.”

Prior to his seven year term as President and CEO of Allina Hospitals and Clinics, Mr. Pettingill served as Executive Vice President and Chief Operating Officer of Kaiser Foundation Health Plans and Hospitals and President and Chief Executive Officer of Camino Healthcare.  Mr. Pettingill currently serves on the boards of directors of two other public companies, Accuray Incorporated and Tenet Healthcare Corporation.  Mr. Pettingill received a bachelor’s degree from San Diego State University and a master’s degree in healthcare administration from San Jose State University.  He served as a 2010 Fellow in the Advanced Leadership Initiative program at Harvard University.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market.  Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with in excess of 740 locations nationwide.  Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions.  Steeped in over 150 years of clinical excellence and innovation, Hanger’s vision is to be the partner of choice for products and services that enhance human physical capability.  For more information on Hanger, visit www.hanger.com and follow us at www.Facebook.com/HangerNews, www.Twitter.com/HangerNews, and www.YouTube.com/HangerNews.

Contacts:

George E. McHenry (512) 777-3800

Russell G. Allen (512) 777-3800